FOR IMMEDIATE RELEASE

BIOSCRIP ANNOUNCES PROPOSED REFINANCING OF EXISTING INDEBTEDNESS

Elmsford, NY, April 16, 2013 – BioScrip, Inc. (NASDAQ: BIOS) (the “Company” or “BioScrip”) today announced it intends to refinance its existing indebtedness with the proceeds of a new senior secured credit facility, including a revolving credit facility and a term loan, in an approximate aggregate principal amount of $325 million. BioScrip has entered into a best efforts commitment with respect to such credit facility to be arranged and syndicated by SunTrust Robinson Humphrey, Inc., Jefferies Finance LLC and Morgan Stanley Senior Credit Funding, Inc. The proceeds of such credit facility will be used by BioScrip to refinance its existing asset-based revolving credit facility, to redeem its outstanding 10¼% senior unsecured notes and to otherwise support the working capital and general corporate needs of the Company.

This press release does not constitute an offer to sell or a solicitation of an offer to buy securities, nor shall there be any sale of securities in any state or jurisdiction in which the offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About BioScrip

BioScrip, Inc. provides comprehensive infusion and home care solutions. By partnering with patients, physicians, healthcare payors, government agencies and pharmaceutical manufacturers we are able to provide access to infusible medications and management solutions. Our goal is to optimize outcomes for chronic and other complex healthcare conditions and enhance the quality of patient life. BioScrip brings clinical competence in providing high-touch, comprehensive infusion and nursing services to patients in the most convenient ways possible. Through our customer services and treatments we aim to ensure the best possible therapy outcome.

Forward Looking Statements

This press release includes statements that may constitute "forward-looking statements," that involve substantial risks and uncertainties.  These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts.  In some cases, forward-looking statements can be identified by words such as "may," "should," "could," "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "predict," "potential," "continue"  or comparable terms. These forward-looking statements include, among others, statements about the Company’s expectations with respect to its use of proceeds from the proposed refinancing.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause actual results to be materially different from any results expressed or implied by such forward-looking statements. For example, there are risks associated with market conditions and the Company’s ability to satisfy certain conditions precedent to the closing of the refinancing; as well as the risks described in the Company's periodic filings with the Securities and Exchange Commission, including, but not limited to, the Company’s annual report on Form 10-K for the year ended December 31, 2012.  The Company does not undertake any duty to update these forward-looking statements after the date hereof, even though the Company’s situation may change in the future.  All of the forward-looking statements herein are qualified by these cautionary statements.

Contacts:

Hai Tran

BioScrip, Inc.

952-979-3768

Lisa Wilson

In-Site Communications, Inc.

212-759-3929